UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IVANHOE CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1177 Avenue of the Americas
5th Floor
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Units, each consisting of one share of Class A ordinary share and one-third of one redeemable warrant	New York Stock Exchange

Class A ordinary share, par value $0.0001 per share	New York Stock Exchange

Warrants, each whole warrant exercisable for one share of Class A ordinary stock at an exercise price of $11.50 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-251493

Securities to be registered pursuant to Section 12(g) of the Act: N/A

EXPLANATORY NOTE

This Form 8-A is being filed with the Securities and Exchange Commission by Ivanhoe Capital Acquisition Corp. (the “Registrant”) to correct a clerical error on the cover page and Item 1 of the Form 8-A filed by the Registrant on January 5, 2021 (the “Original Filing”). The Original Filing mistakenly titled and described the units as consisting of one Class A common stock. This Form 8-A is being filed to correct the cover page and Item 1 of the Original Filing to indicate that the Registrant’s units consist of one Class A ordinary share.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the units, Class A ordinary share, par value $0.0001 per share, and warrants to purchase Class A ordinary shares of the Registrant. The description of the units, Class A ordinary shares and warrants set forth under the heading “Description of Securities” in the Registrant’s prospectus forming a part of its Registration Statement on Form S-1 (File No. 333-251493), originally filed with the U.S. Securities and Exchange Commission on December 18, 2020, as thereafter amended and supplemented from time to time (the “Registration Statement”), to which this Form 8-A relates is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Ivanhoe Capital Acquisition Corp.

Date: February 26, 2021	By:	/s/ Robert Friedland
	Name:	Robert Friedland
	Title:	Chairman and Chief Executive Officer